As filed with the Securities and Exchange Commission on December 7, 2010
     Registration No. 333-159669

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 to FORM S-3 REGISTRATION
STATEMENT NO. 333-159669
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LSB CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-3557612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Address of Principal Executive Offices, Including Zip Code)
Eric J. Appellof
c/o LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☑ Smaller reporting company

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-3, Registration No. 333-159669 (the “Registration Statement”), which registered 400,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of LSB Corporation (the “Company”), is being filed in order to deregister securities remaining under such Registration Statement.
     On November 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2010, by and among the Company, People’s United Financial, Inc. (the “Buyer”), People’s United Bank, Bridgeport Merger Corporation (the “Merger Sub”) and River Bank, Merger Sub merged with and into the Company, with the Company being the surviving corporation (the “Merger”). As a result of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive $21.00 per share in cash, without interest and less any applicable withholding tax.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration the 399,224 securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on this 7th day of December, 2010.

LSB CORPORATION
By:	/s/ Eric J. Appellof
	Name:	Eric J. Appellof
Authorized Officer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.